Exhibit 99.1

Ellington Financial LLC Reports Third Quarter 2013 Results
OLD GREENWICH, Connecticut—November 5, 2013
Ellington Financial LLC (NYSE: EFC) (the "Company") today reported financial results for the quarter ended September 30, 2013.
Highlights

•
Net increase in shareholders' equity resulting from operations ("net income") for the third quarter was $11.7 million or $0.45 per basic and diluted share. For the nine months ended September 30, 2013, net income was $63.7 million or $2.73 per share and non-annualized return on equity was 11.1%.

•
Book value per share as of September 30, 2013 was $24.19 on a diluted basis, after payment of a quarterly dividend in the third quarter of $0.77 per share, as compared to book value per share of $24.51 on a diluted basis as of June 30, 2013.

•	The Company's non-Agency strategy generated gross income of $15.1 million for the quarter ended September 30, 2013.

•	The Company's Agency strategy generated gross income of $3.1 million for the quarter ended September 30, 2013.

•
The Company's Board of Directors declared a dividend of $0.77 per share for the third quarter of 2013 payable on December 16, 2013 to shareholders of record on November 29, 2013. Dividends are paid quarterly in arrears.

Third Quarter 2013 Results
For the quarter ended September 30, 2013, the Company recognized net income of $11.7 million, or $0.45 per diluted share. This compares to net income of $11.6 million, or $0.49 per diluted share, for the quarter ended June 30, 2013. While net income was higher for the current period, net income per share declined. This was due to the greater weighting in the current quarter of the five million shares issued in the Company's May 2013 follow-on offering, which were outstanding for the entire period.
The Company's non-Agency strategy generated gross income in the amount of $15.1 million for the third quarter, or $0.58 per share. Income from the Company's non-Agency strategy was mainly driven by interest income and net realized gains. Over the course of the third quarter, non-Agency MBS rebounded modestly from their late second-quarter pullback. In July and August, many market participants were still reluctant to add substantially to their non-Agency MBS positions, with the Federal Reserve seemingly poised to begin the long-dreaded "tapering" of its accommodative monetary policies, including a reduction in its "QE3" monthly bond purchases. The second quarter sale of the Lloyds Bank MBS portfolio also continued to weigh on the market, as certain dealers continued to work off their inventory from that sale. There was also additional supply during the quarter from European financial institutions, from liquidating CDOs, and from Freddie Mac and Fannie Mae. However, the Federal Reserve's surprise decision on September 18th to postpone tapering led to further recovery in non-Agency MBS towards the end of the quarter.
The Company remains positive in its outlook for non-Agency MBS, both on fundamental and technical grounds. On the fundamental side, while we expect that the recent increases in mortgage rates will slow the pace of home price appreciation, we still believe that home prices—which continue to serve as one of the most important determinants of future cashflows in distressed non-Agency RMBS—will continue to appreciate for the next few years. On the technical side, while the GSEs continue to sell non-Agency MBS from their portfolios as mandated by the FHFA, their portfolio sales continue to be concentrated in their less distressed inventory, which is more easily absorbed by the market. In addition, during the third quarter U.S. banking regulators adopted revised capital rules for large interconnected U.S. banks and their holding companies. These "Supplementary Leverage Ratio" rules, which will set caps on absolute total leverage (as opposed to trying to measure and limit risk-adjusted leverage), make certain higher-risk assets such as non-Agency MBS relatively more attractive for large U.S. banks to hold, thereby reducing potential selling pressure.
During this recent period of increased volatility, the Company's trading volume has increased. In the third quarter, the Company turned over approximately 20% of its non-Agency bond and loan portfolio. In addition to enhancing the composition of the Company's portfolio, this trading activity generated net realized gains of $11.9 million or $0.46 per share during the third quarter. As of September 30, 2013, the fair value of the portfolio was $745.4 million as compared to $765.8 million as of June 30, 2013, representing a slight decline of 2.7%.

The Company continues to be more active in the non-Agency CMBS and commercial mortgage loan space. In response to the weakness of the late second and early third quarter market for CMBS, the Company increased its deployment to this strategy. As of September 30, 2013, the Company's CMBS and commercial mortgage loan holdings represented 6.5% of its non-Agency bond portfolio as compared to 4.1% as of June 30, 2013. Included in this category are the Company's holdings of non-performing commercial whole loans, where the Company continues to see attractive new investments. Overall, the Company believes that the environment for opportunistic CMBS investing remains very favorable. Through the first nine months of the year, new issuance of CMBS in the U.S. was $60.5 billion, almost double the level for the comparable period of 2012. Additionally, given the ongoing attractive opportunities in CLOs, the Company has also continued to be active in that sector of the market. As of September 30, 2013, the Company's aggregate debt and equity CLO holdings comprise 6.1% of the Company's non-Agency portfolio.
The Company's Agency strategy generated gross income of $3.1 million or $0.12 per share during the quarter. The primary drivers of income in this portfolio were interest income and increased net unrealized gains. Partially offsetting these positive contributors were net realized losses on sales of Agency RMBS assets and net losses on interest rate hedges. The Company's Agency RMBS are principally comprised of "specified pools." Specified pools are fixed rate Agency pools with special prepayment characteristics, such as pools comprised of low loan balance mortgages, pools comprised of mortgages backed by investor properties, pools containing mortgages originated through the government-sponsored "Making Homes Affordable" refinancing programs, and pools containing mortgages with various other prepayment characteristics. Interest income for the quarter included an additional $1.1 million from the effects of a downward adjustment to premium amortization (accompanied by a corresponding $1.1 million downward adjustment to realized and unrealized gains), as higher interest rates have caused a decline in prepayments.

Following their late second and early third quarter significant declines, Agency RMBS recovered somewhat by the end of the third quarter after the Federal Reserve's surprise decision not to cut back its monthly pace of bond purchases under QE3. While prices of specified pools improved in the third quarter, their performance lagged that of benchmark TBA passthroughs. The lag in specified pool performance was the result of several factors. First, the Federal Reserve's purchases of TBAs continued unabated; this ongoing purchase activity not only supports TBA prices, but the resulting settlement activity creates short-term scarcity for TBA-eligible securities, enabling TBA investors to benefit from the supplemental income provided by the TBA roll market. Second, with interest rates still higher than they were earlier in the year, and with many market participants still reeling from the second quarter collapse in specified pool pay-ups, the market remains reluctant to assign value to the prepayment protection associated with specified pools. Third, Agency mortgage REITs, which until May of this year had very strong demand for specified pools as they grew their capital bases with a record volume of follow-on equity offerings, have had to step back from incremental purchases, as they have lowered their leverage in response to recent interest rate volatility, and are effectively unable to raise additional equity capital. Finally, with interest rates higher, specified pools now have a longer duration (and therefore greater price fluctuation) than they have had in the recent past; as a result, they may become less attractive assets for large U.S. banks to hold in light of recent changes to regulatory capital rules, which will essentially force these banks to charge unrealized losses on available-for-sale assets against their regulatory capital.
During the third quarter and consistent with its strategy, the Company continued to hedge against the risk of rising interest rates, primarily with interest rate swaps and TBAs. Interest rates were very volatile during the third quarter, as the benchmark 10-year U.S. Treasury yield, which began the quarter at 2.49%, rose to a high of 3.00% in early September before falling to 2.61% by the end of the quarter. During this period, the Company's interest rate hedges generated losses of $7.3 million or $0.28 per share, primarily as a result of the intra-quarter initiation of hedges at higher interest rate levels in the Agency strategy.

Active trading of both assets and hedges has, and continues to be, a key element of the Agency strategy. The third quarter provided the Company an excellent opportunity to upgrade its portfolio into higher coupon specified pools with much stronger prepayment protection. With the Federal Reserve continuing to focus its efforts on TBAs as opposed to specified pools, and with traditional specified pool buyers (such as Agency mortgage REITs) much less active in the market, the Company believes that specified pools now offer extremely attractive yields relative to previous periods. In Agency ARMs—a sector that the Company had not considered particularly attractive in the last few years—recent heavy selling by mortgage REITs enabled the Company to add to its overall positions at price levels that the Company believed offered excellent relative value. Given the recent volatility and opportunities in this sector, the Company expects to be more active in Agency ARMs over the near-term.
Volatility in the Agency RMBS market will likely continue to be tied to actions of the Federal Reserve and its ongoing asset purchase programs. In its September statement, the Federal Open Market Committee noted the recent spike in mortgage rates, the persistence of inflation below its 2% objective level, and the lack of expansionary fiscal policy as posing risks to the economic recovery. While the Federal Reserve's eventual exit from quantitative easing could expand the opportunities for the Company in the Agency RMBS market in the long-term, it will no doubt cause a period of significant volatility. This reinforces the importance of the Company's ability to hedge its risks using a variety of tools, including TBAs.
One gauge that the Company uses to measure its overall prepayment risk is the Company's net Agency premium as a percentage of its long Agency RMBS holdings. Net Agency premium represents the total premium (excess of market value over outstanding principal balance) on long Agency RMBS holdings less the total premium on related net short (TBA) Agency RMBS positions. The net short TBA position related to the Company's long Agency RMBS had a notional value of $375.2 million and a fair value of $400.4 million as of September 30, 2013 and a notional value of $438.2 million and a fair value of

$457.6 million as of June 30, 2013. The lower its net Agency premium, the less the Company believes it is exposed to market-wide increases in Agency RMBS prepayments. As of September 30, 2013, the Company's net Agency premium as a percentage of fair value on long Agency RMBS holdings was approximately 1.4% as compared to 1.5% at June 30, 2013. Excluding TBA positions used to hedge the Company's long Agency RMBS portfolio, the Company's Agency premium as a percentage of fair value was approximately 4% as of both September 30, 2013 and June 30, 2013.
The Company prepares its financial statements in accordance with ASC 946, Financial Services—Investment Companies. As a result, investments are carried at fair value and all valuation changes are recorded in the Consolidated Statement of Operations.
The Company also measures its performance through net-asset-value-based total return. Net-asset-value-based total return measures the change in the Company's book value per share and assumes the reinvestment of dividends at book value per share. For the three and nine months ended September 30, 2013, net-asset-value-based total return was 1.82% and 11.57%, respectively. Net-asset-value-based total return from inception of the Company (August 17, 2007) through September 30, 2013 was 116.69%.
"For the nine months ended September 30, 2013, Ellington Financial generated a return on equity of 11.1%," said Laurence Penn, Chief Executive Officer and President of the Company. "On an annualized basis, this return was 14.8% and has been achieved despite unusually high volatility in the fixed income markets, especially the MBS markets. While the technical outlook for MBS improved in the third quarter relative to the second quarter, the heightened volatility of the second quarter has continued. We took advantage of this volatility in the third quarter by actively turning over our portfolio in both our non-Agency and Agency RMBS strategies. Active portfolio management remains fundamental to how we run our business, and we are pleased not only with the income we have generated over the past quarter and past nine months, but also with the quality of assets that we have been able to acquire following the recent market dislocations. We look forward to continuing to grow our portfolio and increasing leverage as opportunities arise in the wide variety of sectors that we actively invest in and continue to diversify into. We also believe that interest rate volatility will persist for some time, and we intend to continue to hedge against the risk of rising interest rates using a variety of tools, including TBAs. Our primary goal remains the generation of attractive returns in up markets and preservation of book value in down markets."

The following table summarizes the Company's operating results for the quarters ended September 30, 2013 and June 30, 2013 and the nine month period ended September 30, 2013:

	Quarter Ended September 30, 2013	Per Share	% of Average Equity	Quarter Ended June 30, 2013	Per Share	% of Average Equity	Nine Month Period Ended September 30, 2013	Per Share	% of Average Equity
(In thousands, except per share amounts)
Non-Agency MBS, ABS, loans and other:
Interest income	$15,500	$0.59	2.45%	$12,684	$0.54	2.18%	$40,302	$1.71	6.96%
Net realized gain	11,873	0.46	1.88%	5,525	0.23	0.95%	31,552	1.34	5.45%
Change in net unrealized gain (loss)	(5,224)	(0.20)	(0.83)%	(8,364)	(0.35)	(1.44)%	13,796	0.58	2.38%
Net interest rate hedges(1)	(1,001)	(0.04)	(0.16)%	9,087	0.38	1.56%	8,435	0.36	1.45%
Net credit hedges and other	(3,754)	(0.14)	(0.59)%	340	0.01	0.06%	(10,494)	(0.45)	(1.81)%
Interest expense	(2,264)	(0.09)	(0.36)%	(1,616)	(0.07)	(0.28)%	(5,055)	(0.21)	(0.87)%
Total non-Agency MBS, ABS, loans, and other profit	15,130	0.58	2.39%	17,656	0.74	3.03%	78,536	3.33	13.56%
Agency RMBS:
Interest income	8,564	0.33	1.35%	7,641	0.32	1.31%	22,467	0.95	3.88%
Net realized loss	(8,185)	(0.32)	(1.29)%	(5,863)	(0.25)	(1.01)%	(15,183)	(0.64)	(2.62)%
Change in net unrealized gain (loss)	10,850	0.42	1.71%	(25,179)	(1.06)	(4.33)%	(18,755)	(0.80)	(3.24)%
Net interest rate hedges(1)	(7,322)	(0.28)	(1.16)%	23,571	1.00	4.05%	17,060	0.72	2.95%
Interest expense	(845)	(0.03)	(0.13)%	(788)	(0.03)	(0.14)%	(2,411)	(0.10)	(0.42)%
Total Agency RMBS profit (loss)	3,062	0.12	0.48%	(618)	(0.02)	(0.12)%	3,178	0.13	0.55%
Total non-Agency and Agency MBS, ABS, loans, and other profit	18,192	0.70	2.87%	17,038	0.72	2.91%	81,714	3.46	14.11%
Other interest income (expense), net	5	—	0.00%	1	—	0.00%	(61)	—	(0.01)%
Other expenses (excluding incentive fee)	(4,336)	(0.17)	(0.69)%	(4,152)	(0.18)	(0.71)%	(12,104)	(0.51)	(2.09)%
Net increase in equity resulting from operations (before incentive fee)	13,861	0.53	2.18%	12,887	0.54	2.20%	69,549	2.95	12.01%
Incentive fee	(2,038)	(0.08)	(0.32)%	(1,182)	(0.05)	(0.20)%	(5,275)	(0.22)	(0.91)%
Net increase in equity resulting from operations	$11,823	$0.45	1.86%	$11,705	$0.49	2.00%	$64,274	$2.73	11.10%
Less: Net increase in equity resulting from operations attributable to non-controlling interest	96			105			612
Net increase in shareholders' equity resulting from operations(5)	$11,727	$0.45	1.86%	$11,600	$0.49	2.00%	$63,662	$2.73	11.09%
Weighted average shares and convertible units(2) outstanding	26,026			23,656			23,578
Average equity (includes non-controlling interest)(3)	$632,852			$581,552			$578,795
Weighted average shares and LTIP units outstanding(4)	25,814			23,444			23,366
Average shareholders' equity (excludes non-controlling interest)(3)	$628,197			$576,803			$574,069

(1)	Includes TBAs and U.S. Treasuries, if applicable.

(2)	Convertible units include LTIP units and Operating Partnership units attributable to the non-controlling interest.

(3)	Average equity and average shareholders' equity is calculated using month end values.

(4)	Excludes Operating Partnership units attributable to the non-controlling interest.

(5)
Per share information calculated using weighted average shares and LTIP units outstanding. Percentage of average equity calculated using average shareholders' equity, which excludes the non-controlling interest.

Portfolio
The following tables summarize the Company's portfolio holdings as of September 30, 2013 and June 30, 2013:
Investment Portfolio

	September 30, 2013					June 30, 2013
(In thousands)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)	Current Principal	Fair Value	Average Price(1)	Cost	Average Cost(1)
Non-Agency RMBS(2)	$928,480	$648,007	$69.79	$594,918	$64.07	$938,866	$690,891	$73.59	$631,599	$67.27
Non-Agency CMBS and Commercial mortgage loans	85,508	48,207	56.38	48,302	56.49	59,745	31,469	52.67	32,115	53.75
Other ABS(3)	42,676	39,965	93.65	40,813	95.63	36,386	33,539	92.18	34,569	95.01
Total Non-Agency MBS, Other ABS, and Commercial mortgage loans	1,056,664	736,179	69.67	684,033	64.74	1,034,997	755,899	73.03	698,283	67.47
Agency RMBS: (4)
Floating	35,896	37,556	104.62	37,332	104.00	9,898	10,425	105.32	10,127	102.31
Fixed	872,263	908,587	104.16	918,199	105.27	791,317	822,835	103.98	842,494	106.47
Total Agency RMBS	908,159	946,143	104.18	955,531	105.22	801,215	833,260	104.00	852,621	106.42
Total Non-Agency and Agency MBS, Other ABS, and Commercial mortgage loans	$1,964,823	$1,682,322	$85.62	$1,639,564	$83.45	$1,836,212	$1,589,159	$86.55	$1,550,904	$84.46
Agency Interest Only RMBS	n/a	$37,033	n/a	$38,498	n/a	n/a	$27,397	n/a	$29,737	n/a
Non-Agency Interest Only and Principal Only MBS and Other	n/a	$9,265	n/a	$8,622	n/a	n/a	$9,920	n/a	$9,492	n/a
TBAs:
Long	$126,100	$123,131	$97.65	$120,065	$95.21	$81,970	$80,959	$98.77	$82,049	$100.10
Short	(788,543)	(819,334)	103.90	(808,881)	102.58	(543,876)	(561,845)	103.30	(566,128)	104.09
Net Short TBAs	$(662,443)	$(696,203)	$105.10	$(688,816)	$103.98	$(461,906)	$(480,886)	$104.11	$(484,079)	$104.80
Short U.S. Treasury Securities	$(41,700)	$(40,794)	$97.83	$(41,920)	$100.53	$(41,700)	$(40,977)	$98.27	$(41,929)	$100.55
Repurchase Agreements	$40,994	$40,994	$100.00	$40,994	$100.00	$41,188	$41,188	$100.00	$41,188	$100.00
Long Common Stock	n/a	$—	n/a	$—	n/a	n/a	$2,987	n/a	$2,952	n/a
Short Common Stock	n/a	$—	n/a	$—	n/a	n/a	$(6,100)	n/a	$(6,151)	n/a
Total Net Investments		$1,032,617		$996,942			$1,142,688		$1,102,114

(1)	Represents the dollar amount, per $100 of current principal of the price or cost for the security.

(2)	Excludes Interest Only, Principal Only and similar securities.

(3)	Excludes equity tranches and similar securities.

(4)	Excludes Interest Only securities and TBAs.
Non-Agency RMBS and CMBS are generally securitized in senior/subordinated structures, or in excess spread/over-collateralization structures. Disregarding TBAs, Agency RMBS consist primarily of whole-pool pass through certificates.
The Company actively invests in the TBA market. TBAs are forward-settling Agency RMBS where the mortgage pass-through certificates to be delivered are "To-Be-Announced." Given that the Company uses TBAs primarily to hedge the risk of rising interest rates on its long holdings, the Company generally carries a net short TBA position.

Derivatives Portfolio(1)

	September 30, 2013		June 30, 2013
	Notional Value	Fair Value	Notional Value	Fair Value
(In thousands)
Long Mortgage Related Derivatives: (2)
CDS on RMBS and CMBS Indices	$64,780	$(19,248)	$43,647	$(13,478)
Total Long Mortgage Related Derivatives	64,780	(19,248)	43,647	(13,478)
Short Mortgage Related Derivatives: (3)
CDS on RMBS and CMBS Indices	(78,488)	9,122	(63,937)	9,553
CDS on Individual RMBS	(27,737)	17,296	(31,263)	20,593
Total Short Mortgage Related Derivatives	(106,225)	26,418	(95,200)	30,146
Net Mortgage Related Derivatives	(41,445)	7,170	(51,553)	16,668
Long CDS on Corporate Bond Indices	—	—	4,875	127
Short CDS on Corporate Bond Indices	(182,713)	(9,679)	(111,438)	(4,236)
Net CDS on Corporate Bond Indices	(182,713)	(9,679)	(106,563)	(4,109)
Long Total Return Swaps on Corporate Equities(4)	34,632	(8)	7,739	(53)
Short Total Return Swaps on Corporate Equities(4)	(9,417)	1	(11,944)	61
Net Total Return Swaps on Corporate Equities	25,215	(7)	(4,205)	8
Interest Rate Derivatives:
Long Interest Rate Swaps(5)	187,700	2,968	—	—
Short Interest Rate Swaps(6)	(981,900)	8,683	(651,400)	15,945
Net Interest Rate Swaps	(794,200)	11,651	(651,400)	15,945
Long Futures(7)	208,100	976	34,500	(49)
Short Futures(8)	(16,000)	(1)	(21,000)	(29)
Net Futures	192,100	975	13,500	(78)
Purchased Options(9)	3,700	4	—	—
Written Options(9)	(3,700)	(4)	—	—
Net Options	—	—	—	—
Total Net Interest Rate Derivatives	(602,100)	12,626	(637,900)	15,867
Total Net Derivatives	$(801,043)	$10,110	$(800,221)	$28,434

(1)
In the table above, credit default swaps, or CDS transactions involving the same underlying security but with different counterparties are shown on a net basis. Additionally, long and short interest rate swaps, total return swaps, futures, and options are shown net. The accompanying financial statements separate derivative transactions as either assets or liabilities. As of September 30, 2013, derivative assets and derivative liabilities were $43.6 million and $33.5 million, respectively, for a net fair value of $10.1 million, as reflected in "Total Net Derivatives" above. As of June 30, 2013, derivative assets and derivative liabilities were $47.0 million and $18.5 million, respectively, for a net fair value of $28.4 million, as reflected in "Total Net Derivatives" above.

(2)	Long mortgage-related derivatives represent transactions where we sold credit protection to a counterparty.

(3)	Short mortgage-related derivatives represent transactions where we purchased credit protection from a counterparty.

(4)	Notional value represents number of underlying shares or par value times the closing price of the underlying security.

(5)	For long interest rate swaps, a floating rate is being paid and a fixed rate is being received.

(6)	For short interest rate swaps, a fixed rate is being paid and a floating rate is being received.

(7)
Notional value represents the total face amount of U.S. Treasury Notes underlying all contracts held. As of September 30, 2013 and June 30, 2013, a total of 1,629 contracts and 296 were held, respectively.

(8)	Every $1,000,000 in notional value represents one Eurodollar future contract.

(9)	Notional amount represents total face amount of TBA securities underlying each option contract.
The Company's net short positions in RMBS and CMBS indices reference underlying exposures in several vintage years, including 2005-2008 and 2012. Net long and net short total return swaps on corporate equities are principally comprised of long and short equity positions in certain publicly traded REITs. The Company's mix and composition of derivative instruments may vary from period to period.

The following table summarizes, as of September 30, 2013, the estimated effects on the value of the Company's portfolio, both overall and by category, of hypothetical, immediate 50 basis point downward and upward parallel shifts in interest rates.

	Estimated Change in Value (1)
(In thousands)	50 Basis Point Decline in Interest Rates	50 Basis Point Increase in Interest Rates
Agency ARM Pools	$432	$(482)
Agency Fixed Pools and IOs	22,660	(26,733)
TBAs	(13,895)	17,127
Non-Agency RMBS, CMBS, Other ABS, and Commercial Mortgage Loans	9,763	(9,728)
Interest Rate Swaps	(22,626)	21,628
U.S. Treasury Securities	(1,239)	1,191
Eurodollar and U.S. Treasury Futures	4,974	(4,974)
Mortgage-Related Derivatives	(422)	696
Corporate Securities and Derivatives on Corporate Securities	1,871	(3,064)
Repurchase Agreements and Reverse Repurchase Agreements	(814)	969
	$704	$(3,370)

(1)
Based on the market environment as of September 30, 2013. The preceding analysis does not include sensitivities to changes in interest rates for instruments for which the Company believes that the effect of a change in interest rates is not material to the value of the overall portfolio and/or cannot be accurately estimated. In particular, this analysis excludes certain corporate securities and derivatives on corporate securities. Results are based on forward-looking models, which are inherently imperfect, and incorporate various simplifying assumptions. Therefore, the table above is for illustrative purposes only and actual changes in interest rates would likely cause changes in the actual value of the overall portfolio that would differ from those presented above and such differences might be significant and adverse.

Borrowed Funds and Liquidity(1)
By Collateral Type

	As of September 30, 2013	For the Quarter Ended September 30, 2013		As of June 30, 2013	For the Quarter Ended June 30, 2013
Collateral for Borrowing	Outstanding Borrowings	Average Borrowings	Average Cost of Funds	Outstanding Borrowings	Average Borrowings	Average Cost of Funds
(In thousands)
Non-Agency RMBS, CMBS, and Other	$452,008	$447,218	2.00%	$415,545	$315,851	2.04%
Agency RMBS	893,215	830,748	0.40%	872,447	770,252	0.41%
Total	$1,345,223	$1,277,966	0.96%	$1,287,992	$1,086,103	0.89%
Leverage Ratio (2)	2.14:1			2.02:1

(1)	Borrowed amounts exclude $1.0 million and $1.2 million in securitized debt as of September 30, 2013 and June 30, 2013, respectively, representing long term financing for the related asset.

(2)
The leverage ratio does not account for liabilities other than debt financings. The Company's debt financings consist solely of reverse repurchase agreements ("reverse repos") and a securitized debt financing in the amount of $1.0 million and $1.2 million as of September 30, 2013 and June 30, 2013, respectively.

Borrowings under reverse repos increased slightly as of September 30, 2013 as compared to June 30, 2013, and the Company's leverage ratio increased modestly to 2.14:1 from 2.02:1 over that period. The Company's leverage ratio may fluctuate period over period based on portfolio management decisions, market conditions and the timing of security purchase and sale transactions.

By Remaining Maturity (1)(2)

(In thousands)
	As of September 30, 2013		As of June 30, 2013
Remaining Maturity (3)	Outstanding Borrowings	% of Borrowings	Outstanding Borrowings	% of Borrowings
30 Days or Less	$476,839	35.4%	$321,059	24.9%
31-60 Days	366,633	27.3%	393,712	30.6%
61-90 Days	190,329	14.1%	393,240	30.5%
91-120 Days	7,425	0.6%	54,197	4.3%
121-150 Days	67,264	5.0%	26,316	2.0%
151-180 Days	236,733	17.6%	99,468	7.7%
	$1,345,223	100.0%	$1,287,992	100.0%

(1)	Borrowed amounts exclude $1.0 million and $1.2 million in securitized debt as of both September 30, 2013 and June 30, 2013, respectively, representing long term financing for the related asset.

(2)
Reverse repos involving underlying investments that the Company had sold prior to the applicable period end for settlement following the applicable period end, are shown using their original maturity dates even though such reverse repos may be expected to be terminated early upon settlement of the sale of the underlying investment. Not included are any reverse repos that the Company may have entered into prior to the applicable period end for which delivery of the borrowed funds is not scheduled until after the applicable period end.

(3)
Remaining maturity for a reverse repo is based on the contractual maturity date in effect as of the applicable period end. Some reverse repos have floating interest rates, which may reset before maturity.

The vast majority of the Company's borrowed funds are in the form of reverse repos. Aside from borrowings under reverse repos, the Company also had securitized debt outstanding in the amount of $1.0 million and $1.2 million as of September 30, 2013 and June 30, 2013, respectively. The weighted average remaining term on the Company's reverse repos as of September 30, 2013 and June 30, 2013 was 65 and 62 days, respectively. The Company's borrowings outstanding under reverse repos were with a total of 13 counterparties as of September 30, 2013. As of September 30, 2013, the Company held liquid assets in the form of cash in the amount of $186.7 million. This relatively large balance of cash held is intended to serve as a buffer against increased market volatility and to provide liquidity in order to take advantage of potential investment opportunities. As of the end of the second quarter, the Company similarly held a large balance of cash.
Derivatives/Hedging and Other Investments Summary
The following table summarizes the components of the Company's derivatives/hedging and other investments results for the quarters ended September 30, 2013 and June 30, 2013:

(In thousands)	Quarter Ended September 30, 2013				Quarter Ended June 30, 2013
Hedges:	Net Interest Expense(1)	Net Realized Gain (Loss)	Change in Net Unrealized Gain (Loss)	Total	Net Interest Expense(1)	Net Realized Gain (Loss)	Change in Net Unrealized Gain (Loss)	Total
Interest Rate Swaps	$(2,007)	$(7)	$(2,802)	$(4,816)	$(1,183)	$995	$17,408	$17,220
Futures	—	(774)	1,052	278	—	(775)	(29)	(804)
Net TBAs Held Short	—	6,790	(10,580)	(3,790)	—	10,925	4,001	14,926
Net U.S. Treasuries Held Short	(168)	—	173	5	(169)	—	1,485	1,316
Total Interest Rate Hedges	(2,175)	6,009	(12,157)	(8,323)	(1,352)	11,145	22,865	32,658
Net Credit Hedges and Other (2)	(1,859)	(3,088)	1,193	(3,754)	(1,665)	(2,931)	4,936	340
Total Hedges	$(4,034)	$2,921	$(10,964)	$(12,077)	$(3,017)	$8,214	$27,801	$32,998

(1)	Net interest expense represents fixed rate periodic payments made by the Company.

(2)	Net interest expense includes dividend expense related to common stock sold short.

Other
The Company's base management fee and other operating expenses, but excluding interest expense, other investment related expenses and incentive fees, represent 2.7% and 2.8%, on an annualized basis, of average equity for each of the quarters ended September 30, 2013 and June 30, 2013, respectively. Incentive fee expense of $2.0 million and $1.2 million was incurred for the quarters ended September 30, 2013 and June 30, 2013, respectively.
Dividends
On November 4, 2013, the Company's Board of Directors declared a dividend of $0.77 per share for the third quarter of 2013, payable on December 16, 2013 to shareholders of record on November 29, 2013. The Company's management previously announced that it expects to continue to recommend quarterly dividends of $0.77 per share until conditions warrant otherwise. At the end of any year, the Board of Directors will take into account the Company's earnings and other factors and will consider whether to declare a special dividend. The declaration and amount of future dividends remain in the discretion of the Board of Directors. The Company's dividends are paid on a quarterly basis, in arrears.
Share Repurchase Program
On August 4, 2011, the Company's Board of Directors approved the adoption of a $10 million share repurchase program. The program, which is open-ended in duration, allows the Company to make repurchases from time to time on the open market or in negotiated transactions. Repurchases are at the Company's discretion, subject to applicable law, share availability, price and the Company's financial performance, among other considerations. To date, the Company has repurchased 217,619 shares under this program at an aggregate cost of $4.5 million, or an average cost per share of $20.59.
About Ellington Financial LLC
Ellington Financial LLC is a specialty finance company that acquires and manages mortgage-related assets, including residential mortgage-backed securities backed by prime jumbo, Alt-A, manufactured housing and subprime residential mortgage loans, residential mortgage-backed securities for which the principal and interest payments are guaranteed by a U.S. government agency or a U.S. government-sponsored enterprise, mortgage-related derivatives, commercial mortgage-backed securities, commercial mortgage loans and other commercial real estate debt, as well as corporate debt and equity securities and derivatives. Ellington Financial LLC is externally managed and advised by Ellington Financial Management LLC, an affiliate of Ellington Management Group, L.L.C.
Conference Call
The Company will host a conference call at 11:00 a.m. Eastern Time on Wednesday, November 6, 2013, to discuss its financial results for the quarter ended September 30, 2013. To participate in the event by telephone, please dial (877) 241-1233 at least 10 minutes prior to the start time and reference the conference passcode 69945463. International callers should dial (810) 740-4657 and reference the same passcode. The conference call will also be webcast live over the Internet and can be accessed via the "For Our Shareholders" section of the Company's web site at www.ellingtonfinancial.com. To listen to the live webcast, please visit www.ellingtonfinancial.com at least 15 minutes prior to the start of the call to register, download, and install necessary audio software. In connection with the release of these financial results, the Company also posted an investor presentation, that will accompany the conference call, on its website at www.ellingtonfinancial.com under "For Our Shareholders—Presentations."
A dial-in replay of the conference call will be available on Wednesday, November 6, 2013, at approximately 2 p.m. Eastern Time through Wednesday, November 13, 2013 at approximately 11:59 p.m. Eastern Time. To access this replay, please dial (800) 585-8367 and enter the passcode 69945463. International callers should dial (404) 537-3406 and enter the same passcode. A replay of the conference call will also be archived on the Company's web site at www.ellingtonfinancial.com.

Cautionary Statement Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve numerous risks and uncertainties. Actual results may differ from the Company's beliefs, expectations, estimates, and projections and, consequently, you should not rely on these forward-looking statements as predictions of future events. Forward-looking statements are not historical in nature and can be identified by words such as "believe," "expect," "anticipate," "estimate," "project," "plan," "continue," "intend," "should," "would," "could," "goal," "objective," "will," "may," "seek," or similar expressions or their negative forms, or by references to strategy, plans, or intentions. Examples of forward-looking statements in this press release include without limitation management's beliefs regarding the current economic and investment environment and the Company's ability to implement its investment and hedging strategies, performance of the Company's investment and hedging strategies, the Company's exposure to prepayment risk in its Agency portfolio, statements regarding the Company's net Agency premium, estimated effects on the fair value of the Company's MBS and interest rate derivative holdings of a hypothetical change in interest rates, statements regarding the drivers of the Company's returns, the Company's expected ongoing annualized expense ratio, and statements regarding the Company's intended dividend policy including the amount to be recommended by management and share repurchase program including the amount of shares to be repurchased. The Company's results can fluctuate from month to month and from quarter to quarter depending on a variety of factors, some of which are beyond the Company's control and/or are difficult to predict, including, without limitation, changes in interest rates and the market value of the Company's securities, changes in mortgage default rates and prepayment rates, the Company's ability to borrow to finance its assets, changes in government regulations affecting the Company's business, the Company's ability to maintain its exemption from registration under the Investment Company Act of 1940 and other changes in market conditions and economic trends. Furthermore, forward-looking statements are subject to risks and uncertainties, including, among other things, those described under Item 1A of the Company's Annual Report on Form 10-K filed on March 15, 2013 which can be accessed through the Company's website at www.ellingtonfinancial.com or at the SEC's website (www.sec.gov). Other risks, uncertainties, and factors that could cause actual results to differ materially from those projected may be described from time to time in reports we file with the SEC, including reports on Forms 10-Q, 10-K and 8-K. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF OPERATIONS
(UNAUDITED)

	Three Month Period Ended		Nine Month Period Ended
(In thousands, except per share amounts)	September 30, 2013	June 30, 2013	September 30, 2013
Investment income
Interest income	$24,069	$20,335	$62,786
Expenses
Base management fee	2,378	2,405	6,751
Incentive fee	2,038	1,182	5,275
Interest expense	3,277	2,582	8,001
Other investment related expenses	85	327	412
Other operating expenses	1,885	1,671	5,203
Total expenses	9,663	8,167	25,642
Net investment income	14,406	12,168	37,144
Net realized gain (loss) on:
Investments	10,731	10,598	35,326
Financial derivatives	(6,442)	(4,927)	(12,774)
	4,289	5,671	22,552
Change in net unrealized gain (loss) on:
Investments	(4,867)	(27,971)	(10,000)
Financial derivatives	(2,005)	21,837	14,578
	(6,872)	(6,134)	4,578
Net realized and unrealized gain (loss) on investments and financial derivatives	(2,583)	(463)	27,130
Net increase in equity resulting from operations	11,823	11,705	64,274
Less: Increase in equity resulting from operations attributable to non-controlling interest	96	105	612
Net increase in shareholders' equity resulting from operations	$11,727	$11,600	$63,662
Net increase in shareholders' equity resulting from operations per share:
Basic and diluted	$0.45	$0.49	$2.73
Weighted average shares and LTIP units outstanding	25,814	23,444	23,366
Weighted average shares and convertible units outstanding	26,026	23,656	23,578

ELLINGTON FINANCIAL LLC
CONSOLIDATED STATEMENT OF ASSETS, LIABILITIES AND EQUITY
(UNAUDITED)

	As of
(In thousands, except share amounts)	September 30, 2013	June 30, 2013	December 31, 2012(1)
ASSETS
Cash and cash equivalents	$186,737	$201,795	$59,084
Investments, financial derivatives, and repurchase agreements:
Investments at fair value (Cost - $1,806,749, $1,675,134, and $1,328,153)	1,851,751	1,710,422	1,375,116
Financial derivatives - assets at fair value (Net cost - $43,199, $47,291, and $65,860)	43,567	46,977	48,504
Repurchase agreements (Cost - $40,994, $41,188, and $13,650)	40,994	41,188	13,650
Total Investments, financial derivatives, and repurchase agreements	1,936,312	1,798,587	1,437,270
Due from brokers	65,159	48,294	22,744
Receivable for securities sold	926,638	672,035	626,919
Interest and principal receivable	6,691	6,571	5,719
Other assets	1,165	1,125	379
Total assets	$3,122,702	$2,728,407	$2,152,115
LIABILITIES
Investments and financial derivatives:
Investments sold short at fair value (Proceeds - $850,801, $614,208, and $621,048)	$860,128	$608,922	$622,301
Financial derivatives - liabilities at fair value (Net proceeds - $28,271, $16,042, and $13,171)	33,457	18,543	15,212
Total investments and financial derivatives	893,585	627,465	637,513
Reverse repurchase agreements	1,345,223	1,287,992	905,718
Due to brokers	13,740	30,345	30,954
Payable for securities purchased	230,650	136,084	57,333
Securitized debt (Proceeds - $1,050, $1,150, and $1,311)	1,038	1,168	1,335
Accounts payable and accrued expenses	2,241	1,917	1,995
Base management fee payable	2,378	2,405	1,934
Incentive fee payable	2,038	1,182	7,343
Other payables	507	311	903
Interest and dividends payable	1,500	1,680	732
Total liabilities	2,492,900	2,090,549	1,645,760
EQUITY	629,802	637,858	506,355
TOTAL LIABILITIES AND EQUITY	$3,122,702	$2,728,407	$2,152,115
ANALYSIS OF EQUITY:
Common shares, no par value, 100,000,000 shares authorized;
(25,418,937, 25,412,011, and 20,370,469 shares issued and outstanding)	$616,104	$624,096	$497,373
Additional paid-in capital - LTIP units	9,069	9,066	8,982
Total Shareholders' Equity	625,173	633,162	506,355
Non-controlling interest	4,629	4,696	—
Total Equity	$629,802	$637,858	$506,355
PER SHARE INFORMATION:
Common shares, no par value	$24.59	$24.92	$24.86
DILUTED PER SHARE INFORMATION:
Common shares and convertible units, no par value	$24.19	$24.51	$24.38

(1)	Derived from audited financial statements as of December 31, 2012.